Exhibit 10.37

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”), dated February 27, 2019, confirms the following understandings and agreements between Gardner Denver Holdings, Inc. (the “Company”) and Todd Herndon (hereinafter referred to as “you” or “your”).

In consideration of the promises set forth herein, you and the Company agree as follows:

1.           Employment Status and Separation Payments.

(a)          You acknowledge your separation from employment and all directorships with the Company and its direct and indirect parent(s), subsidiaries, and affiliates (collectively, with the Company, the “Company Group”) effective as of February 28, 2019 (the “Termination Date”), and after the Termination Date you will not represent yourself as being an employee, officer, agent or representative of the Company or any other member of the Company Group.  With respect to the MEP Grant Documents and LTI Grant Documents (as defined on Schedule I attached hereto), your termination of employment described herein will be treated as a termination without “Cause” for all purposes thereunder.

(b)          You will be provided with payments and benefits as calculated in accordance with Schedule I attached hereto and payable in accordance with the terms therewith.

(c)          You currently hold common stock of the Company (“Common Stock”), options to purchase shares of Common Stock (“Options”) and Restricted Stock Units that will be settled in Common Stock (“RSU’s”). Subject to your compliance with the provisions of this Agreement including without limitation paragraphs 2 and 8 thru 12 below, your Common Stock, Options and RSU’s will be treated in accordance with the terms set forth in Schedule I attached hereto (the “Equity Treatment”).

(d)          The Company will also reimburse you for reasonable and customary business expenses incurred prior to the Termination Date pursuant to the terms of the Company’s business expense policy provided that you submit a completed expense reimbursement form and supporting documentation no later than thirty (30) days following the Termination Date.

(e)          You acknowledge and agree that the payment(s) and other benefits provided pursuant to this paragraph 1 are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company or any other member of the Company Group (excluding any employee benefit plan providing severance or similar benefits), subject to the terms and conditions of such plan(s)).

2.           Release and Waiver of Claims.

(a)          As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b)          For and in consideration of the payments and benefits described in paragraph 1 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge the Company, and any other member of the Company Group, together with their respective current and former officers, directors, partners, members, shareholders, fiduciaries, counsel, employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation.  This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act and the Equal Pay Act, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

(c)          You acknowledge and agree that as of the date you execute this Agreement, you have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.

(d)          By executing this Agreement, you specifically release all claims relating to your employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.

(e)          Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of: (i) your rights with respect to payment of amounts under this Agreement, (ii) your right to benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including you rights to elect COBRA coverage), (iii) any claims that cannot be waived by law including, without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, or claims under the ADEA that arise after the date of this Agreement or (iv) your right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.

(f)          You acknowledge and agree that by virtue of the foregoing, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this paragraph 2. Therefore you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

3.           Knowing and Voluntary Waiver.  You expressly acknowledge and agree that you:

(a)          Are able to read the language, and understand the meaning and effect, of this Agreement;

(b)          Have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

(c)          Are specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to provide you the Severance Payment and the Benefit Continuation (each as set forth on Schedule I attached hereto), the Equity Treatment and such other benefits set forth on Schedule I (collectively, the “Consideration”), which the Company has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution of this Agreement;

(d)          Acknowledge that but for your execution of this Agreement, you would not be entitled to the Consideration;

(e)          Understand that, by entering into this Agreement, you do not waive rights or claims under ADEA that may arise after the date you execute this Agreement;

(f)          Had or could have the entire Review Period in which to review and consider this Agreement, and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Release Period;

(g)          Were advised to consult with your attorney regarding the terms and effect of this Agreement; and

(h)          Have signed this Agreement knowingly and voluntarily.

4.           No Suit.  You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein.  If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom you have filed such a complaint, charge, or lawsuit.

5.           No Re-Employment.  You hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group.  You affirmatively agree not to seek further employment with the Company or any other member of the Company Group (for clarity, Company Group does not include Kohlberg Kravis and Roberts & Co. L.P.).

6.           Successors and Assigns.  The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

7.           Severability.  If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect.  The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

8.           Non-Disparagement.

(a)          You agree that you will make no disparaging or defamatory comments regarding any member of the Company Group, Kohlberg Kravis & Roberts & Co. L.P. and its affiliates, or their respective current or former directors, officers or employees in any respect.

(b)          The Company agrees to promptly instruct each officer and director of the Company to refrain from making any disparaging or defamatory comments regarding you in any respect.

(c)          Notwithstanding this paragraph 8, you and the Company will be entitled to describe in general terms your responsibilities and roles while employed by the Company and that you and the Company mutually agreed to your retirement from the Company.  Your obligations and those of the Company under this paragraph 8 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

9.           Cooperation.

(a)          You agree that you will provide reasonable cooperation to the Company and/or any other member of the Company Group and its or their respective counsel in connection with any investigation, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge.  The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred at the request of the Company with respect to your compliance with this paragraph.

(b)          You agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding or otherwise) which in any way relates to your employment by the Company and/or any other member of the Company Group, you will give prompt notice of such request to the Company’s General Counsel, Andy Schiesl (or his/her successor or designee) and will make no disclosure until the Company and/or the other member of the Company Group have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

10.         Continuing Obligations.  You acknowledge, that in accordance with the terms of the MEP Grant Documents, the Omnibus Plan and LTI Grant Agreements, you are subject to certain transfer restrictions relating to Stock and Options and other restrictive covenants provided therein, and agree to comply at all time with the terms and conditions contained therein.

11.         Confidentiality.  The terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by you or the Company to any person or entity without the prior written consent of the other party, except if required by law, and to your or the Company’s, as applicable, accountants, attorneys and/or immediate family, provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree to maintain the confidentiality of the Agreement.

12.         Return of Property.  You agree that you will promptly return to the Company all property belonging to the Company and/or any other member of the Company Group, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, Blackberry, computer, keys, card access to the building and office floors, Employee Handbook, phone card, computer user name and password, disks and/or voicemail code; provided, that you shall be entitled to retain your cell phone once all proprietary and/or confidential information and documents belonging to the Company have been removed from such devices. Your cell phone account will be transferred to you promptly following the Termination Date. You further acknowledge and agree that the Company shall have no obligation to provide the Consideration referred to in paragraph 1 above unless and until you have returned all items requested by the Company to be returned within ten (10) days of such request.

13.         Company Remedies.  In addition to any other rights or remedies the Company may have under law or equity, if you violate any of Paragraphs 8-12 hereof, the Company has the right at its sole discretion to terminate its obligation to provide the payments and benefits set forth on Schedule I and/or comply with the Equity Treatment.

14.         Non-Admission.  Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group.

15.         Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the termination of your employment.  Except as provided in this Agreement, this Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

16.         Taxes.  The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.  You acknowledge and represent that the Company has not provided any tax advice to you in connection with this Agreement and have been advised by the Company to seek tax advice from your own tax advisors regarding this Agreement and payments and benefits that may be made to you pursuant to this Agreement.

17.         Governing Law; Jurisdiction.  EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF DELAWARE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE.  EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

18.         Opportunity for Review and Acceptance. You have through the twenty-first (21st) day following the date hereof (the “Review Period”) to review and consider this Agreement. To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of the Agreement to the Company, to the attention of the Company’s General Counsel, Andy Schiesl. Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution (the “Revocation Period”), during which time you may revoke your acceptance of this Agreement by notifying the General Counsel, in writing. To be effective, such revocation must be received by the Company no later than 5:00 p.m. on the seventh (7th) calendar day following its execution. Provided that the Agreement is executed and you do not revoke it, the eighth (8th) day following the date on which this Agreement is executed shall be its effective date (the “Effective Date”). In the event of your failure to execute and deliver this Agreement prior to the expiration of the Review Period, or otherwise revoke this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligation hereunder.

*          *          *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

GARDNER DENVER HOLDINGS, INC.

By:	/s/ Andrew Schiesl
Name: Andrew Schiesl
Title: Vice President, General Counsel, Chief Compliance Officer and Secretary

/s/ Philip T. Herndon
Philip T. Herndon

Dated: February 27, 2019

Schedule I

Severance Payments and Benefits

Severance Payment Calculation:

Severance Payment payable to you will be equal to $639,830.

Timing of Severance Payment:

The Severance Payment will be paid in (i) ten (10) equal monthly installments of $34,083 commencing on the first regularly scheduled payroll date following the Termination Date (the “Severance Period”) (provided, however, that any installment that would otherwise be paid prior to the Effective Date shall be deferred until the first regularly scheduled payroll date following the Effective Date); and (ii) a lump sum of $ 299,000, which will be payable to you on or before the first regularly scheduled payroll date following April 1, 2019.

Benefit Continuation:

Subject to a timely election of COBRA continuation coverage and your continued payment of the COBRA premiums, during the ten month period following the Termination Date (or such earlier time that you commence employment with another employer and are eligible for health insurance coverage at such employer), reimbursement of the COBRA premiums paid by you, less the amount of the premiums that you would have paid under the Company’s health insurance plan had you remained actively employed with the Company.

Company Provided Property:

The Company will release ownership of your company provided cell phone and cell number to you.

MIP Bonus 2018 and 2019

Your participation in any GDI bonus plan, including but not limited to the MIP, will cease as of the Termination Date.  In consideration of the pay and benefits provided to you under this Agreement, you agree you will not be eligible for any incentive earned under MIP or otherwise in 2018 or 2019.

Taxes:

All severance payments and benefits are subject to applicable withholdings per paragraph 16 of the Separation and Release Agreement to which this Schedule is attached.

Treatment of Equity:

Long Term Incentive Plan:  All equity awards granted to you under the Company’s 2017 Omnibus Incentive Plan for Key Employees (the “Omnibus Plan”) will vest in accordance with the terms thereof and the grant agreements issued thereunder (“LTI Grant Agreements”).  Notwithstanding anything to the contrary in the Omnibus Plan and LTI Grant Agreements, you may elect to exercise your vested Options for up to 90 days following the Termination Date. You acknowledge and agree that you remain subject to the terms set forth in the Omnibus Plan and LTI Grant Agreements including without limitation the restrictive covenants set forth therein.

Management Equity Plan:

1.          Vesting.  You currently have Options granted to you under the Company’s 2013 Stock Incentive Plan for Key Employees of Gardner Denver Holdings, Inc. (f/k/a Renaissance Parent Corp.) and its Subsidiaries, the Stock Option Agreement dated as of May 10, 2016 (the “May Stock Option Agreement”) and Stock Option Agreement dated as of December 9, 2016 (the “December Stock Option Agreement”), and the Management Stockholder’s Agreement dated as of May 10, 2014 (collectively, the “MEP Grant Documents”) that are unvested as of the Termination Date (the “MEP Unvested Options”).   Notwithstanding anything to the contrary in the MEP Grant Documents, but provided you continue to comply with the terms of this Agreement (including without limitation paragraph 8-12), the MEP Unvested Options will not be forfeited on the Termination Date and instead will continue to vest in accordance with the terms of the MEP Grant Documents as if you remained an employee of the Company.

2.          Exercise Period. Notwithstanding anything to the contrary in the MEP Grant Documents, provided you continue to comply with the terms of this Agreement (including without limitation paragraph 8-12): (a) you may elect to exercise your vested Options granted under the MEP Grant Documents for up to 180 days following the Termination Date and (b) you may elect to exercise your MEP Unvested Options for up to 180 days following the date such options vest pursuant to the terms of the MEP Grant Documents.

3.          Net Exercise.  If you elect to exercise your Options, the Company hereby agrees that provided you continue to comply with the terms of this Agreement (including without limitation paragraphs 8-12), prior to the forfeiture of any such Options you may satisfy payment of the exercise price and your minimum tax withholding obligation through the withholding of shares of Common Stock in accordance with Section 4.3 of the May Stock Option Agreement and December Stock Option Agreement, as applicable.

4.          Continuing Obligations.  You acknowledge and agree that you remain subject to the terms set forth in the MEP Grant Documents, issued thereunder, including without limitation the transfer restrictions related to Stock and Options and all restrictive covenants set forth therein.

5.          Ability to Transfer Stock.  From time to time, the Company may, but is in no way obligated to, fully or partially waive the transfer restrictions set forth in the MEP Grant Documents relating to the Stock for all, or almost all, MEP participants.  The Company agrees that it will treat you the same as it treats all other MEP participants generally with respect to any such waiver.